Exhibit 99.1

                                                                    NEWS RELEASE

NEWS RELEASE FOR MAY 28, 2002 AT 7:30 AM EDT
Contact:   Allen & Caron Inc
                     Jill Cieslak (investors)
                     jill@allencaron.com
                     Len Hall (media)
                     len@allencaron.com
                     (949) 474-4300

                     INSCI ANNOUNCES NEW FINANCING AGREEMENT

                 Available Funds to be Used for Working Capital

WESTBOROUGH, MA (May 28, 2002)...INSCI Corp. (OTCBB: INSS), a leading supplier of Electronic Statement Presentment (ESP), Integrated Document Archive and Retrieval Systems (IDARS) and Enterprise Report Management (ERM) software, announced today that it has obtained a secured asset-based financing arrangement with Denver-based BeneFactor Funding Corp. for working capital. Under the terms of the one-year arrangement, BeneFactor will offer financing on eligible accounts receivable and related items which will afford additional funding for the Company. This agreement replaces an earlier financing arrangement with Fort Lee, NJ-based Prestige Capital Corp.

           Henry F. Nelson, President and CEO commented, "This agreement includes the potential financing of maintenance accounts receivables which were not eligible under our prior arrangement. It will increase our borrowing base of collateral and provides a platform for the continued implementation of our business plan."

           As a requirement of the new financing arrangement, a loan with the Philadelphia-based Pennsylvania Business Bank, which is due on October 1, 2002 in the amount of $285,000, was repaid. In addition, all amounts owed to Prestige Capital have also been satisfied.

ABOUT INSCI CORP.

           INSCI Corp. is a leading-provider of highly scalable digital document repository solutions that provide high-volume document presentment, preservation, and delivery functions via networks or the Internet. Its award-winning products bridge value documents with front-office mission critical and customer-centric applications by web-enabling legacy-generated reports, bills, statements and other documents. The Company has strategic partnerships and relationships with such companies as Xerox, Moore and Unisys. For more information about INSCI, visit WWW.INSCI.COM. For additional investor relations information, visit the Allen & Caron Inc web site at WWW.ALLENCARON.COM.




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There are statements in this news release that contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include all statements that are not statements of historical fact and relate to the intent, belief, plans or expectations of INSCI, their management, and their customers. Words like "plans," "intends," "believes," "signifies," "estimates," "anticipate," "will," "expect," and words of similar meaning are intended to identify forward-looking statements. Actual results may vary significantly from the forward-looking statements as discussed in detail in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year-ended March 31, 2001, and its Quarterly Reports on Form 10-Q for the periods ending June 30, 2001, September 30, 2001 and December 31, 2001. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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